Exhibit 3.7

AZ Corporation Commission

Filed

Mar 13 2006

File No L-1270230-0

ARTICLES OF ORGANIZATION

A.R.S. Section 29-632

1. The name of the limited liability company is: Burlington Coat Factory of Arizona, LLC

2. The address of the company’s known place of business in Arizona is: 6225 E Southern Avenue, Mesa, AZ 85206

3. The name and street address of the statutory agent of the company is: Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, AZ 85021

Acceptance of Appointment By Statutory Agent

I Corporation Service Company , having been designated to act as Statutory Agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

By:	/s/ Carol Dolor
Signature of Statutory Agent

Carol Dolor

[If signing on behalf of a company serving as statutory agent, print company name here]

4. The latest date, if any, on which the limited liability company must dissolve is:

5. Management of the limited liability company is reserved to the members. The names and addresses of each person who is a member are: Burlington Coat Factory Purchasing, Inc., a

Delaware Corporation

☒ member

1830 Route 130

Burlington, NJ 08016

Executed this 6th day of March, 2006.

/s/ Cindy Rashed Reilly